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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                             (Amendment No. __)(1)


                              Streamline.com, Inc.
                         ------------------------------
                                (Name of Issuer)


                         Common Stock - $.01 Par Value
                   ------------------------------------------
                         (Title or Class of Securities)


                                   86329-10-9
                         ------------------------------
                                 (CUSIP Number)


                               December 31, 1999
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)
      [X]  Rule 13d-1(c)
      [ ]  Rule 13d-1(d)

--------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would after the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 6 Pages)
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CUSIP NO. 86329-10-9               SCHEDULE 13G        PAGE   2   OF   6   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Nordstrom, Inc.  I.R.S. # 91-0515058
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
          (See Instructions)                                          (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Washington
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    5,932,643
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   5,932,643
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,932,643
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                         [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          32.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          CO
          ---------------------------------------------------------------------



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                                                               Page 3 of 6 Pages

ITEM 1 (a).  NAME OF ISSUER:

Streamline.com, Inc., a Delaware corporation (the "Company").

ITEM 1 (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The principal executive office of the Company is located at 27 Dartmouth Street, Westwood, MA 02090.

ITEM 2 (a).   NAME OF PERSON FILING:

Nordstrom, Inc.

ITEM 2 (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the person filing is 1617 Sixth Avenue Seattle, WA 98101.

ITEM 2 (c).  CITIZENSHIP/PLACE OF ORGANIZATION:

State of Washington

ITEM 2 (d).  TITLE OF CLASS OF SECURITIES:

This statement relates to the Company's Common Stock, $.01 par value per share.

ITEM 2 (e).  CUSIP NUMBER:

The CUSIP number for the Company's Common Stock is 86329-10-9.


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                               Page 4 of 6 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

Not applicable; filed pursuant to Rule 13d-1(c).

(a)  [] Broker or dealer registered under Section 15 of the Act.
(b)  [] Bank as defined in Section 3(a)(6) of the Act.
(c)  [] Insurance Company as defined in Section 3(a)(19) of the Act.
(d) [] Investment Company registered under Section 8 of the Investment Company Act.
(e) [] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
(f) [] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see 13d-1(b)(1)(ii)(F).
(g)  [] Parent Holding Company, in accordance with Rule 13d-1(b)(I)(ii)(G); see
        Item 7.
(h)  [] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.   OWNERSHIP:

(a)  Amount beneficially owned; 5,932,643 shares (see below).
(b)  Percent of class: 32.3%
(c)  Number of shares as to which such person has:

     (i) Sole Power to vote or to direct the vote: 5,932,643 shares (see below).

     (ii)   Shared power to vote or to direct the vote: None.

     (iii) Sole power to dispose or to direct the disposition of: 5,932,643 shares (see below).

     (iv)   Shared power to dispose or to direct the disposition of: None.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable




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                                                               Page 5 of 6 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:


Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:


Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:


Not applicable.


ITEM 10.    CERTIFICATION:


            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                           [signature page to follow]
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                               Page 6 of 6 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                                  February 10, 2000
                                        ------------------------------------
                                                       (Date)

                                               /s/  MICHAEL A. STEIN
                                        ------------------------------------
                                               Nordstrom, Inc.
                                               By:  Michael A. Stein
                                               Its: Executive Vice President